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             CITGO PETROLEUM CORPORATION ANNOUNCES TENDER OFFERS AND
         CONSENT SOLICITATIONS FOR ITS 7 7/8% SENIOR NOTES DUE 2006 AND
            6% SENIOR NOTES DUE 2011 AND PLANS TO REDEEM OTHER NOTES

          HOUSTON, TEXAS, OCTOBER 13, 2005 -- CITGO Petroleum Corporation ("CITGO") today announced that it has commenced cash tender offers for any and all of its outstanding 7 7/8% Senior Notes due 2006 (CUSIP No. 17302X AA 4) (the "7 7/8% Notes") and 6% Senior Notes due 2011 (CUSIP No. 17302X AF 3) (the "6% Notes" and, together with the 7 7/8% Notes, the "Notes"). There are currently outstanding approximately $150.0 million and $250.0 million in aggregate principal amount of the 7 7/8% Notes and the 6% Notes, respectively. The tender offers will expire at midnight, New York City time, on Wednesday, November 9, 2005, unless extended or terminated by CITGO (the "Expiration Date").

          In conjunction with the tender offers, CITGO is soliciting consents of the holders of the Notes to eliminate substantially all restrictive covenants, certain events of default and certain other related provisions in the indentures governing the Notes. The proposed amendments to each indenture (the "Proposed Amendments") can be adopted with the consent of no less than a majority in aggregate outstanding principal amount of the Notes issued pursuant to such indenture. Holders cannot tender their Notes without delivering a consent and cannot deliver a consent without tendering their Notes. The consent solicitations will each expire at 5:00 p.m., New York City time, on Wednesday, October 26, 2005, unless extended (the "Consent Date").

          The tender offers and consent solicitations are being made pursuant to an Offer to Purchase and Consent Solicitation Statement, dated October 13, 2005 (the "Offer to Purchase") and related Consent and Letter of Transmittal ("Letter of Transmittal"). As described in more detail in the Offer to Purchase, the total purchase price for each $1,000 principal amount of Notes validly tendered and accepted for purchase by CITGO will be calculated two business days prior to the Expiration Date based upon: (i) for the 7 7/8% Notes, a fixed spread of 50 basis points over the yield on the 2.0% U.S. Treasury Note due May 15, 2006, and
(ii) for the 6% Notes, a fixed spread of 50 basis points over the yield on the 3.125% U.S. Treasury Note due October 15, 2008. The foregoing purchase prices for the 7 7/8% Notes and the 6% Notes include a consent payment equal to $25.00 per $1,000 principal amount of Notes tendered. Holders must validly tender their Notes on or before the Consent Date in order to be eligible to receive the applicable total purchase price, which includes the consent payment. Holders who validly tender their Notes after the Consent Date and before the Expiration Date will only be eligible to receive an amount equal to the applicable total purchase price minus the consent payment. Additionally, holders whose Notes are purchased pursuant to the tender offers will receive any accrued but unpaid interest up to but not including the payment date for their Notes.

          Consummation of the tender offers and consent solicitations, and payment of the tender offer consideration and consent payment, are subject to the satisfaction or waiver of various conditions, as described in the Offer to Purchase, including the delivery of the requisite consents to the Proposed Amendments and the closing of a new senior secured credit agreement with a syndicate of lenders led by BNP Paribas and JPMorgan Chase Bank, N.A. (the "New Credit Agreement"). The tender offer and consent solicitation for each series of Notes is not conditioned upon the consummation of the tender offer and solicitation for the other series of Notes. CITGO has reserved the right to amend, extend or terminate the tender offers and consent solicitations at any time.

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          It is CITGO's present intention to redeem some or all 6% Notes that remain outstanding following the consummation of the tender offer for such Notes, if any, such redemption to be in accordance with the terms of the indenture governing the 6% Notes.

         J.P. Morgan Securities Inc. is the Dealer Manager and Solicitation Agent for the tender offers and consent solicitations and may be contacted at
(212) 834-3424 (call collect) or (866) 834-4666 (toll free). Requests for documents may be directed to Global Bondholder Services Corporation, the Information Agent, at (212) 430-3774 (call collect) or (866) 470-3700 (toll free).

          This announcement is not an offer to purchase or the solicitation of an offer to sell the Notes. The tender offers for the Notes and related consent solicitations are only being made pursuant to the Offer to Purchase and the related Letter of Transmittal.

PLANNED REDEMPTION OF OTHER NOTES

          In addition to the tender offers and consent solicitations described above, CITGO also announced plans to call for redemption its other senior notes and its notes issued under a master shelf agreement (collectively, the "Redemption Notes") in an aggregate principal amount outstanding of approximately $194.0 million.

          Each series of Redemption Notes would be redeemed in accordance with the terms of the relevant indenture or agreement governing such notes at prices based on the principal amount redeemed, plus accrued and unpaid interest to the redemption date, and plus the applicable premium or make-whole amount, as the case may be. CITGO will notify holders by delivering redemption notices in accordance with the relevant provisions of the indenture or agreement governing each series of Redemption Notes.

          CITGO expects to fund the tender offers, consent solicitations and planned redemption of other notes with available cash and borrowings under the New Credit Agreement.

          This announcement is not an offer to purchase or the solicitation of an offer to sell the Redemption Notes.

ABOUT CITGO

          CITGO Petroleum Corporation is a leading refining and marketing company based in Houston, with approximately 4,000 employees and annual revenues of approximately $32 billion. CITGO's ultimate parent is Petroleos de Venezuela, S.A. (PDVSA), the national oil company of the Bolivarian Republic of Venezuela and its largest supplier of crude oil. CITGO operates fuels refineries in Lake Charles, La.; Corpus Christi, Texas; and Lemont, Ill.; and asphalt refineries in Paulsboro, N.J. and Savannah, Ga. CITGO has long-term crude oil supply agreements with PDVSA for a portion of the crude oil requirements at these facilities. CITGO is also a 41.25 percent participant in LYONDELL-CITGO Refining LP, a joint venture fuels refinery located in Houston. CITGO's interests in these refineries result in a total crude oil capacity of approximately 970,000 barrels per day.

          Serving nearly 13,100 branded, independently owned and operated retail locations, CITGO is also one of the largest branded gasoline suppliers within the United States.

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FORWARD LOOKING STATEMENTS

          Certain matters discussed in this press release may be deemed to include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as "plans", "will", "intends", "expected", "would", "expects" and similar expressions generally identify a forward-looking statement. Various factors could cause actual results to differ materially from those expressed in forward-looking statements, including general economic conditions, developments in international and domestic petroleum markets, liquidity fluctuations, refinery turnarounds and operations as well as other risks, uncertainties and assumptions that are described in more detail in CITGO's filings with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this press release. CITGO disclaims any duty to update any forward-looking statements.